EXHIBIT 10.17
CONSULTING AGREEMENT

Duties of Consultant The consultant, Real Time Interests, Inc., Inc., agrees that it will generally provide the following services through its officers and affiliates to Seafarer Exploration. Inc., for the specific purposes set forth:

a.
Consult shall provide service including introduction and participation, including entrance and participation fees in at least one event for potential investors in or near Houston, Texas in the month of December 2010.

b.	Introduce the company to the financial community.
c.	Upon the company's approval, conduct meetings, in person or by telephone, with such persons introduced from such meetings directly made from this agreement.

Payment for above services shall be in the amount of $2,500.00. such payment shall be accepted by Real Time Interests, Inc. in common stock of the shares of Seafarer Exploration at a price based upon current market at $.004 per share. Seafarer shall cause the issuance of such shares in the amount of 625,000 to Real Time within ten days of this agreement. This agreement shall not be exclusive of any additional services or agreements between the parties.

Agreed to By:	Agreed to By:

/s/ Kyle Kennedy	/s/ Martha Pollock
Kyle Kennedy	Martha Pollock
CEO	President
Date: 12/14/10	Date: